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                                                                    EXHIBIT 99.1


                       NORTHWESTERN STEEL AND WIRE COMPANY
                 REACHES AGREEMENT IN PRINCIPLE WITH NOTEHOLDERS


         Sterling, Illinois -- September 28, 1999 --- Northwestern Steel and Wire Company (Nasdaq:NWSW) announced that as part of its strategic plan to build a new structural rolling mill in Sterling, Illinois, it has reached an agreement in principle with the steering committee of its 9 1/2% Senior Notes to restructure the $115 million of outstanding debt represented by the notes. The terms include:

         - a payment of $50 million plus accrued and unpaid interest to the Noteholders out of the company's funds and from the proceeds of a new revolving credit agreement expected to become effective in the near future;

         - the issuance to the Noteholders of common stock representing 70% of the outstanding common shares of the company on a fully diluted basis; and

         -    the Noteholders will be given the right to elect 4 of 7 directors.

The agreement in principle has been approved by the Board of Directors of Northwestern Steel and the steering committee will recommend its adoption by the Noteholders.

         The company will also file an application under the Emergency Steel Loan Guarantee Act of 1999 to obtain a guarantee of new senior debt to fund the construction of the new mill.

         The agreement in principle with the Noteholders is subject to, among other things (i) 95% acceptance by the Noteholders; (ii) obtaining the federal guarantee of new senior debt; and (iii) stockholder approval.

         Fred Rocchio, Chief Executive Officer of Northwestern Steel and Wire, stated: "In concluding this agreement with the Noteholders, Northwestern Steel has achieved another critical component of our strategic plan to build a new structural rolling mill. We have already reached agreement with the United Steelworkers of America for a new labor agreement and we have substantially completed the plans and feasibility studies for the new mill. Now, we need only secure the federal guarantee under the Emergency Loan Act for all of the components of our strategic plan to be in place. We are working closely with our bankers to file a guarantee application as soon as the regulations governing the guarantees are adopted, which is expected on or about October 18."






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         Except for historical information, matters discussed above contain forward-looking information and describe the company's belief concerning future business and capital market conditions and outlook based on currently available information. The company has identified these "forward-looking" statements by words such as "should result" and "to file" and similar expressions. Risks and uncertainties which could cause actual results or performance to differ materially from those expressed in these statements include the following: volumes of production and product shipments; changes in product mix and pricing; costs of scrap steel and other raw material inputs; changes in domestic manufacturing capacity; the level of non-residential construction; final approval of the agreement in principle with 95% of the Noteholders and stockholder approval; whether the company can obtain a federal guarantee of debt in an acceptable amount with acceptable terms; overall economic growth in the United States; changes in legislative or regulatory requirements; and the level of imported products in the company's markets. The company assumes no obligation to update the information contained herein.

         Founded in 1879, the company is a major mini-mill producer of structural steel components that include wide flange beams, channels, angles and merchant bars, as well as rod and selected wire products. The structural products are used in a wide variety of commercial, industrial and residential construction applications.